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                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of Bridgeway Fund, Inc.:

We consent to the inclusion in Post-Effective Amendment No. 10 to the Registration Statement of Bridgeway Fund, Inc. on Form N-1A (File No. 33-72416) of our reports dated August 23, 1999 on our audits of the financial statements and financial highlights, as applicable for each of the Portfolios included in Bridgeway Fund, Inc., which reports are included in the Annual Report to Shareholders for the year ended June 30, 1999 which is included in the Post-Effective Amendment No. 10 to the Registration Statement. We also consent to the reference to our firm under the captions "General Information" and "Independent Accountants" in the Prospectus, Financial Highlights and the Statement of Additional Information.


                           /s/ PRICEWATERHOUSECOOPERS LLP


Houston, Texas
August 23, 1999